Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Valaris Limited:

We consent to the incorporation by reference in the registration statements (No. 333-257022) on Form S-1 and (No. 333-256126) on Form S-8 of our reports dated February 22, 2022, with respect to the consolidated financial statements of Valaris Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 22, 2022